Exhibit 99.1
FOR IMMEDIATE RELEASE

Contacts:
David Roy	Tara Humphreys
Investor Relations	Corporate Communications
(781) 902-8033	+353 1 637 2146
david.roy@iona.com	tara.humphreys@iona.com
IONA REPORTS FULL YEAR AND FOURTH QUARTER 2007 RESULTS
Dublin, Ireland & Waltham, Mass. — January 24, 2008 — IONA® Technologies (NASDAQ: IONA), a world leader in distributed service-oriented architecture (SOA) infrastructure solutions for performance-demanding IT environments, today announced full year 2007 revenue of $77.7 million and fourth quarter 2007 revenue of $18.1 million.
On a U.S. generally accepted accounting principles (GAAP) basis, IONA reported a 2007 net loss of $0.7 million, or a loss of $0.02 per share. For the fourth quarter of 2007, IONA reported a net income of $0.2 million, or $0.01 per share.
Net loss for 2007 includes SFAS 123R share-based compensation expense of $4.7 million, amortization of purchased intangible assets of $0.7 million, a one-time facilities related charge of $1.2 million and a deferred tax benefit of $1.9 million. Excluding SFAS 123R share-based compensation expense, amortization, the facilities charge and the deferred tax benefit, net income and earnings per share for 2007 was $3.9 million and $0.11 per share.
Net income for the fourth quarter includes SFAS 123R share-based compensation expense of $0.6 million, amortization of purchased intangible assets of $0.2 million, a one-time facilities related charge of $1.2 million, and a deferred tax benefit of $1.9 million. Excluding SFAS 123R share-based compensation expense, amortization, the facilities charge and the deferred tax benefit, net income and earnings per share in the fourth quarter of 2007 were $0.3 million and $0.01 per share. A complete reconciliation between net income (loss) and earnings (loss) per share on a GAAP basis and on a non-GAAP basis for the year and fourth quarter ended December 31, 2007 is provided in the financial tables at the end of this press release.
“In 2007, our CORBA business remained predictable and profitable,” said Peter Zotto, CEO, IONA Technologies. “Our two acquisitions, C24 and LogicBlaze, have performed well while adding two new lines of business and diversifying our revenue base. We expect the new products will provide growth in two attractive market segments and will complement our existing Artix product line.” Mr. Zotto added that “intense reviews of bigger deals toward the end of the year resulted in delays with specific customers at quarter-end, impacting our overall results and Artix, in particular.”

“We are going into 2008 with a very solid financial base” said Christopher Mirabile, CFO, IONA Technologies. “IONA generated $11.7 million of cash from operations in 2007. Our two acquisitions are on track to be accretive in 2008. To protect our profitability and achieve our target operating margin, we have taken action to reduce our projected annualized expenses by approximately $8 million.”
Highlights
•	In 2007 IONA generated positive cash flow from operations of $11.7 million and increased year-end cash and marketable securities to $56.5 million.

•	For 2007 Artix revenue grew 26% and total Artix customers increased to 129 in our target markets.

•	The early 2007 acquisitions of LogicBlaze and C24 diversified our product and revenue streams and led to 30 new customers in 2007.

•	Delivered a major upgrade to Artix™, the advanced SOA infrastructure suite, with enhanced interoperability, active governance and expanded support.

•	Announced that leading international bank, DZ Bank selected Artix Registry/Repository to actively govern the use of services across the company’s SOA infrastructure.

•	Received “Positive” ratings for Vision and Momentum by Current Analysis; rated “Visionary” in two integration Magic Quadrant segments by Gartner, Inc.

•	Introduced FUSE™ HQ to provide systems management and monitoring across the FUSE family of Open Source products from IONA.

•	Announced the deployment of FUSE ESB by the Belgium Ministry of Education
Looking Forward
The company expects total revenue for 2008 to be in the range of $80-$85 million. The company expects total expenses for 2008, including cost of revenue, operating expenses, the cost of share-based compensation and amortization, to be in the range of $79 — $81 million. SFAS 123R share-based compensation expense in 2008 is expected to be approximately $5.2 million and amortization of purchased intangible assets in 2008 is expected to be approximately $0.8 million. In addition to these expenses, the Company also expects to incur one-time charges during 2008 associated with the restructuring announced earlier this month.
Conference Call
IONA will host a conference call today at 10:00 a.m. Eastern Time to discuss the company’s fourth quarter and full year 2007 results. Investors and other interested parties may dial into the call using the toll free number 888-790-1807 or +1-210-839-8792 internationally. This call is being Webcast by CCBN and can be accessed at www.iona.com/investors. The pass code is IONA. Following the conclusion of the call, a rebroadcast will be available at IONA’s Web site (www.iona.com/investors) or by calling 800-793-2382 or +1-402-280-1607 internationally until February 22, 2008.
About IONA
For more than a decade, IONA® Technologies (NASDAQ: IONA) has been a world leader in delivering high-performance integration solutions for Global 2000 IT environments. IONA pioneered standards-based integration with its CORBA-based Orbix® products. IONA’s Artix™, an advanced SOA infrastructure suite enables customers to leverage service-oriented architecture to streamline and modernize IT environments. The FUSE™ family of open source distributed SOA infrastructure products allows customers to take advantage of the economic benefits associated with the use of open source software.
IONA is headquartered in Dublin, Ireland, with U.S. headquarters in Waltham, Massachusetts and offices worldwide. For additional information about IONA, visit our Web site at http://www.iona.com.
Safe Harbor
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements concerning expectations regarding anticipated results of operations for 2008, expected total revenue for 2008, expected total expenses for 2008, SFAS 123R share-based compensation expense for 2008, expected amortization of purchased intangible assets for 2008, expected profitability, future reductions in costs, finalization of restructuring charges, future financial impact of completed acquisitions, future operating performance, and economic and market conditions. The forward-looking statements made are neither promises nor guarantees and are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated or indicated, including risks and uncertainties relating to growth in market demand for service oriented architectures and enterprise service bus software; volume, timing and seasonal patterns of product sales; impact of competitive products and pricing; delays or issues with the development, launch and market acceptance of new and improved products; undetected errors in software; the integration of any future acquisitions; anticipated tax rates; and general economic conditions, including their effect on the acquisition of new accounts and the time required to close sales transactions. For a more detailed discussion of the risks and uncertainties, please refer to our most recent annual report (on Form 20-F) and other periodic reports and registration statements filed with the Securities and Exchange Commission. You should not place undue reliance on any such forward-looking statements in this press release, which are current only as of the date when made. You should not expect that these forward-looking statements will be updated or supplemented as a result of changing circumstances or otherwise, and IONA disavows and disclaims any obligation to do so.
Trademarks
IONA, IONA Technologies, the IONA logo, Orbix, High Performance Integration, Artix, FUSE and Making Software Work Together are trademarks or registered trademarks of IONA Technologies PLC and/or its subsidiaries. CORBA is a trademark or registered trademark of the Object Management Group, Inc. in the United States and other countries. All other trademarks that may appear herein are the property of their respective owners.

IONA Technologies PLC
Condensed Consolidated Statements of Operations
(U.S. dollars in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	(Unaudited)		(Unaudited)
	December 31, 2007	December 31, 2006	December 31, 2007	December 31, 2006

Revenue:
Product revenue	$8,049	$13,319	$38,842	$42,056
Service revenue	10,046	9,468	38,818	35,782

Total revenue	18,095	22,787	77,660	77,838

Cost of revenue:
Cost of product revenue	19	114	352	523
Cost of service revenue	3,591	3,366	14,611	13,220

Total cost of revenue	3,610	3,480	14,963	13,743

Gross profit	14,485	19,307	62,697	64,095

Operating expenses:
Research and development	5,112	3,888	20,016	15,946
Sales and marketing	7,414	9,219	31,687	33,221
General and administrative	2,435	3,409	12,744	12,375
Amortization of purchased intangible assets	199	—	652	—
Restructuring	1,233	—	1,233	—

Total operating expenses	16,393	16,516	66,332	61,542

(Loss) income from operations	(1,908)	2,791	(3,635)	2,553

Interest income and other, net	520	442	2,040	1,738
Net exchange loss	(55)	(266)	(143)	(559)

(Loss) income before provision for income taxes	(1,443)	2,967	(1,738)	3,732
(Benefit) provision for income taxes	(1,636)	91	(1,000)	1,212

Net income (loss)	$193	$2,876	($738)	$2,520

Net income (loss) per ordinary share and per ADS
Basic	$0.01	$0.08	($0.02)	$0.07
Diluted	$0.01	$0.08	($0.02)	$0.07

Shares used in computing net income (loss) per ordinary share and per ADS (in thousands)
Basic	36,487	35,870	36,329	35,648
Diluted	37,119	36,949	36,329	36,269
Certain amounts from prior year periods have been reclassified to conform to the current period presentation.

IONA Technologies PLC
Condensed Consolidated Balance Sheets
(U.S. dollars in thousands)

	December 31,	December 31,
	2007	2006 (1)
	(Unaudited)

ASSETS
Current assets:
Cash and cash equivalents	$21,767	$37,569
Restricted cash	200	295
Marketable securities	34,514	16,100
Accounts receivable, net of allowance for doubtful accounts of $597 at December 31, 2007 and $653 at December 31, 2006 (2)	12,378	18,421
Prepaid expenses	2,138	1,524
Deferred tax asset — current	888	—
Other assets	190	220

Total current assets	72,075	74,129

Property and equipment, net	2,644	2,859
Goodwill and intangible assets, net	10,148	—
Other non-current assets, net	388	140
Deferred tax asset — long term	1,041	—

Total assets	$86,296	$77,128

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,470	$957
Accrued payroll and related expenses	4,946	7,109
Deferred revenue (2)	15,931	12,288
Other accrued liabilities	11,760	11,006

Total current liabilities	34,107	31,360

Long-term deferred revenue	1,317	976
Other non-current liabilities	1,321	995

Shareholders’ equity:

Ordinary shares	101	99
Additional paid-in capital	508,474	501,992
Accumulated deficit	(459,032)	(458,294)
Accumulated other comprehensive loss	8	—

Total shareholders’ equity	49,551	43,797

Total liabilities and shareholders’ equity	$86,296	$77,128

(1) The December balance sheet information has been derived from the December 31, 2006 audited consolidated financial statements.
(2) December 31, 2007 and December 31, 2006 accounts receivable and deferred revenue balances are shown net of advanced billings of $5.6 million and $8.1 million, respectively

IONA Technologies PLC
Unaudited Reconciliation of Non-GAAP Measures to Comparable GAAP Measures
(U.S. dollars in thousands, except per share data)
We utilize certain non-GAAP financial measures to evaluate our performance and for internal planning and forecasting purposes. We consider these measures important indicators of our success.
We believe the use of non-GAAP measures in addition to GAAP measures is an additional useful method of evaluating our results of operations. These measures should not be considered an alternative to measurements required by United States generally accepted accounting principles (“GAAP”) such as net income (loss) and net income (loss) per share and should not be considered measures of our liquidity. In addition, our non-GAAP financial measures may not be comparable to similar measures reported by other companies.
The following tables reconcile non-GAAP financial measures used in this release to the most comparable GAAP measure for the respective periods.

	Three Months Ended		Twelve Months Ended
	(Unaudited)		(Unaudited)
	December 31,	December 31,	December 31,	December 31,
	2007	2006	2007	2006

Net income (loss)

GAAP net income (loss)	$193	$2,876	($738)	$2,520
Plus:
Share-based compensation	642	630	4,708	4,617
Amortization of purchased intangible assets	199	—	652	—
Restructuring	1,233	—	1,233	—
Deferred tax benefit	(1,929)	—	(1,929)	—

Non-GAAP net income	$338	$3,506	$3,926	$7,137

Net income (loss) per ordinary share and ADS, diluted

GAAP net income (loss) per ordinary share and per ADS, diluted	$0.01	$0.08	($0.02)	$0.07
Plus:
Share-based compensation	0.02	0.01	0.13	0.13
Amortization of purchased intangible assets	0.00	0.00	0.02	0.00
Restructuring	0.03	0.00	0.03	0.00
Deferred tax benefit	(0.05)	0.00	(0.05)	0.00

Non -GAAP net income per ordinary share and per ADS, diluted	$0.01	$0.09	$0.11	$0.20

Shares used in computing diluted Non-GAAP net income per ordinary share and per ADS (in thousands)	37,119	36,949	37,226	36,269

(Loss) income from operations

GAAP (loss) income from operations	($1,908)	$2,791	($3,635)	$2,553
Plus:
Share-based compensation	642	630	4,708	4,617
Amortization of purchased intangible assets	199	—	652	—
Restructuring	1,233	—	1,233	—

Non-GAAP income from operations	$166	$3,421	$2,958	$7,170

Operating margin

GAAP operating margin	(11%)	12%	(5%)	3%
Plus:
Share-based compensation	4%	3%	6%	6%
Amortization of purchased intangible assets	1%	0%	1%	0%
Restructuring	7%	0%	2%	0%

Non-GAAP operating margin	1%	15%	4%	9%

Total Expenses

Total Non-GAAP expenses	$17,929	$19,366	$74,702	$70,668
Plus:
Share-based compensation:
Cost of service revenue	104	39	608	481
Research and development	159	73	982	959
Sales and marketing	242	225	1,532	1,562
General and administrative	137	293	1,586	1,615

Total share-based compensation	642	630	4,708	4,617
Amortization of purchased intangible assets	199	—	652	—
Restructuring	1,233	—	1,233	—

Total GAAP expenses	$20,003	$19,996	$81,295	$75,285